Exhibit 10.15

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made between Sagimet Biosciences Inc. (the “Company”) and Elizabeth Rozek (“Executive”).

RECITALS

WHEREAS, subject to the successful completion of the Contingencies as defined in this Agreement, Executive is being hired by the Company in the position of General Counsel and Chief Compliance Officer, effective April 10, 2023 (the “Start Date”); and

WHEREAS, the Company and Executive now desire to set forth the terms of Executive’s employment with the Company.

AGREEMENT

1.	Reporting and Location. As of the Start Date, Executive will report to David Happel, Chief Executive Officer, and work remotely pursuant to the Company’s remote work policies. Upon request of the Chief Executive Officer, and with travel reimbursed by Company, Executive will travel to and work at the Company’s San Mateo office (the “Principal Office”) or such other location necessitated by the Company’s business purposes.

2.	Compensation.

a.              Base Salary. Starting on the Start date, Executive will be paid an annual base salary of$ 360,000, which will be payable on a bi-monthly basis, pursuant to the Company’s regular payroll policies. Executive’s salary will be reviewed annually and may be adjusted by the Board. The Company shall withhold from any compensation or benefits payable under this Agreement any federal, state and local income, employment or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation

b.               Bonus Program. If approved by the Board, Executive will be eligible for an annual discretionary bonus that targets 35% of Executive’s annual base salary which will allow Executive to participate in the success of the Company based upon agreed upon personal and Company milestones established by Executive and Executive’s supervisor and approved by the Board, provided that Executive remains employed by the Company as of the date the bonus is calculated and paid.

c.               Equity. Subject to approval by the Board, the Company anticipates granting Executive an option to purchase 19,245,132 shares of the Company’s common stock (the “Option”). The exercise price will be equal to the fair market value as determined by the Board as of the date of grant. The Option will be governed by the terms and conditions of the Company’s 2017 Equity Incentive Plan (the “Plan”) and Executive’s grant agreement, and will include the following vesting schedule: 100% of the shares initially subject to the Option are subject to vesting; one quarter of the total shares will vest on the one-year anniversary of the Start Date; 1/48th of the total shares will vest each month following the one-year anniversary of the Start Date on the same day of the month as the Start Date (or if there is no corresponding day, on the last day of the month), subject to Executive’s Continuous Service (as defined in the Plan) as of each such vesting date.

3.	Benefits.

a.               Vacation & Holidays. As of the Start Date, Executive will be eligible for vacation days and Company paid holidays consistent with the Company’s vacation policy offered to other employees of the Company.

b.               401K Plan. Executive will be eligible to participate in the Company’s 401K plan, subject to the terms and conditions of such plan. As a policy, the Company does not match contributions made by employees.

c.               Medical and Dental. Executive will be eligible to participate in the Company’s medical and dental plans offered to employees of the Company, subject to the terms and conditions of such plans.

4.	At-Will Employment. Executive’s employment with the Company is and shall at all times during Executive’s employment hereunder be “at-will” employment. The Company or Executive may terminate Executive’s employment at any time for any reason or no reason, with or without cause, and with or without provision of a notice period. The “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee of the Company. The Company may change Executive’s job title, compensation, benefits, and reporting line at any time in its discretion. This concept of “at-will” employment may only be changed via a written document signed by a duly-authorized representative of the Company other than Executive and Executive.

5.	Termination.

a.               Resignation. If Executive resigns her employment with the Company other than for Good Reason (as defined below) or if the Company terminates Executive’s employment for Cause (as defined below), at any time, Executive will receive any unpaid base salary, as well as any accrued but unused vacation (if applicable), earned through the effective resignation or termination date, and no additional compensation.

b.               Separation. In the event Executive’s employment is terminated without Cause and such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) or Executive resigns for Good Reason (as defined below), the Company shall provide Executive the following severance benefits (the “Severance Benefits”): (i) cash severance payments equal to six (6) months of Executive’s then current annual base salary, less applicable withholdings and deductions, payable in accordance with the regular payroll practices of the Company; and (ii) if Executive timely elects continued Company-provided group health insurance coverage pursuant to federal COBRA law, the Company will pay Executive’s COBRA premiums sufficient to maintain such group health insurance coverage in effect as of the date of the termination for six (6) months following the termination, provided that the Company’s obligation to continue to pay Executive’s COBRA premiums hereunder will cease immediately upon Executive’s eligibility for equivalent group health insurance coverage through a new employer. As a condition precedent to Executive’s receipt of the Severance Benefits, Executive must properly execute and return to the Company, and not revoke, the Release (defined below), all within 60 days after date of termination of employment or within a shorter timeframe as set forth by the Company. Notwithstanding anything to the contrary contained in this paragraph, if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

c.               Release. Eligibility for receipt of the items in Section 5(b) shall be conditioned on Executive: (i) signing and not revoking a release of any and all claims Executive may have against the Company, in a form prescribed by the Company (the “Release”), (ii) resigning from all positions with the Company on the date that Executive’s employment terminates and (iii) returning to the Company all of its property and confidential information that is in Executive’s possession.

d.               Definition of Cause. For all purposes of this Agreement, a termination for “Cause” shall mean a determination by the Board or the Chief Executive Officer that Executive’s employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with the terms of this Agreement or with any lawful policies, standards or regulations of Company after having received written notice of such failure and at least fifteen (15) days to cure such failure; (ii) a violation by Executive or caused by Executive of a federal or state or local law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer; (vi) Executive’s failure to satisfactorily perform Executive’s duties after having received written notice of such failure and at least thirty (30) days to cure such failure; (vii) Executive’s gross negligence in connection with the performance of Executive’s duties; or (viii) a material breach of Executive’s fiduciary duties as an officer of the Company.

6.	Change of Control.

a.               Termination. If, during Executive’s employment with the Company, there is a Change of Control (as defined below), and the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason (as defined below) within twelve (12) months following that event, and in each case such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder), then any unvested portion of all outstanding stock options and equity awards (the “Equity Awards”) will, effective upon the later of (i) the date of such termination or (ii) the date Executive delivers a fully effective date of the Release to the Company, provided such Release is delivered within the applicable time period set forth therein (the “Accelerated Vesting Date”), immediately vest, and any options shall be exercisable for period of twelve (12) months following such termination (not to exceed the original maximum term of such options), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Executive’s Equity Awards that would otherwise be forfeited on the date of termination will be delayed until the earlier of (A) the effective date of the Release (at which time acceleration will occur), or (B) the date that the Release can no longer become fully effective (at which time the unvested portion of the Equity Awards will be forfeited). Further, the acceleration of the Equity Awards described in this paragraph shall be subject to Executive complying with Section 8 of this Agreement.

b.               Certain Definitions. For purposes of this Agreement: “Good Reason” shall mean Executive has complied with the Good Reason Process upon the occurrence of any of the following events: (i) a significant reduction in Executive’s responsibilities; (ii) a reduction in Executive’s base salary of ten percent (10%) or greater, excluding across the board reductions in pay for similarly-situated employees; or (iii) the cessation of allowance for the Executive to work remotely. “Good Reason Process” shall mean that, in order to for Executive’s termination to be deemed a resignation for Good Reason, Executive must provide written notice to the Company’s Chief Executive Officer within 30 days after the first occurrence of the event giving rise to the resignation for Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 30 days after the expiration of the cure period. “Change of Control” shall mean a (A) merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (B) a sale of all or substantially all of the assets of the Company; or (C) any other transaction or series of transactions, in which the Company’s stockholders immediately prior to such transaction or transactions own immediately after such transaction less than fifty percent (50%) of the voting equity securities of the surviving corporation or its parent.

7.	Employee Confidentiality Agreement. As an employee of the Company, Executive will have access to certain Company and third-party confidential information and Executive may during the course of Executive’s employment develop certain information or inventions, which will be the property of the Company. Executive shall be required to execute and comply with an Employee Proprietary Information and Inventions Agreement with the Company (the “Proprietary Information Agreement”), substantially in the form attached hereto as Exhibit A.

8.	Resolution of Disputes. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment, shall be resolved, to the fullest extent permitted by law, by arbitration in accordance with the American Arbitration Act (“AAA”). The parties agree that final, binding and confidential arbitration will be conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/), provided that the JAMS rules will not contradict or otherwise alter the terms of this Agreement. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Executive would be required to pay if the dispute were decided in a court of law.

9.	Section 409A.

a.               The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

b.               Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

c.               All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

d.               The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.	No Inconsistent Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations set forth in this Agreement. Executive also represents and warrants that Executive will not use or disclose, in connection with Executive’s employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest, and that Executive’s employment by the Company will not infringe upon or violate the rights of any other person or entity. Further, Executive represents and warrants to the Company that Executive will not bring to the Company, or use or disclose to any person associated with the Company, any property or confidential information relating to any prior employers.

11.	Contingencies. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) the Executive’s satisfactory completion of reference and background checks, if so requested by the Company, and (ii) the Executive’s submission of satisfactory proof of the Executive’s legal authorization to work in the United States in the time period required by applicable law. Executive understands and agrees that any termination of Executive’s termination as a result of a failure to satisfy one of these Contingencies will not be considered a termination without Cause and not entitle Executive to any severance benefits.

12.	Entire Agreement. This Agreement, including its exhibits, contains the full, complete, and exclusive embodiment of the entire agreement of the parties with regard to the subject matter hereof and supersedes all other communications, representations, or agreements, oral or written, and any negotiations and communications between the parties relating to this Agreement. Executive has not entered into this Agreement in reliance on any representations, written or oral, other than those contained herein. Any ambiguity in this document shall not be construed against either party as the drafter.

IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed on the dates identified below.

Sagimet Biosciences Inc.

/s/ David Happel
David Happel
Chief Executive Officer

Date:	April 4, 2023

Elizabeth Rozek

/s/ Elizabeth Rozek

Date:	April 4, 2023

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